Exhibit 99.1
OSG

Overseas Shipholding Group, Inc.	Press Release

For Immediate Release

OVERSEAS SHIPHOLDING GROUP ANNOUNCES MANAGEMENT PROMOTIONS

NEW YORK, NY – February 1, 2010 – Overseas Shipholding Group, Inc. (NYSE: OSG), a market leader providing global energy transportation services, announced today several management changes.

Janice K. Smith, 48, has been appointed Chief Risk Officer.  In this newly created role, Ms. Smith is responsible for assessing, managing and mitigating key areas of global enterprise risk.  Ms. Smith joined OSG in 2007 as Deputy General Counsel and during her tenure has focused on critical business matters, including the recently announced restructuring and settlement agreement with American Shipping Company ASA and contract terminations with Bender Shipbuilding & Repair Co., Inc.  Prior to joining OSG, Ms. Smith was corporate partner at Proskauer Rose LLP, where her practice focused on advising clients in a variety of corporate finance transactions.  Ms. Smith holds a juris doctor degree from Fordham University School of Law in New York and a bachelor of business administration degree from Iona College in New Rochelle, New York.  Her bar admissions include New York and Washington D.C.  Ms. Smith will report to Morten Arntzen, President and CEO of OSG.

William Nugent, 41, Vice President New Construction, has been promoted and will lead the Company’s newly created Technical Services Group (TSG).  The TSG is responsible for providing ongoing technical support to OSG’s fleet, managing new construction, overseeing the Company’s technical compliance with changing regulatory requirements, handling engineering-based new projects and reviewing new market opportunities.  Mr. Nugent, who has 20 years of industry experience, joined OSG in 2000 as a staff Naval Architect, was promoted to Assistant Vice President New Construction in 2006 and to Vice President in 2009.  In his current role he oversees a staff of 70 employees and contractors and has managed the construction and conversion of more than 25 vessels in China, South Korea and the United States.  Prior to joining OSG, Mr. Nugent served as Director of Commercial Design at Alion Science and Technology.  Mr. Nugent has a bachelor of science in naval architecture and marine engineering from Webb Institute of Naval Architecture, Glen Cove, New York.  Mr. Nugent will report both to Captain Ian Blackley, Senior Vice President and Head of International Shipping Operations and Captain Robert Johnston, Senior Vice President and Head of U.S. Flag Shipping Operations.

Captain George Dienis, 57, has been appointed Vice President of OSG Ship Management, Inc.  Captain Dienis has been Managing Director and COO of OSG Ship Management (GR) Ltd. since 2005, a position he retains.  In this capacity he is responsible for technical management of the Company’s international flag product carrier fleet, which totals 45 owned, operated and newbuild vessels.   Captain Dienis’ distinguished career in the shipping industry spans nearly 30 years.  Prior to joining OSG, he was Chief Operating Officer of Stelmar Shipping Ltd. and prior to that he worked for Niarchos Group rising through the ranks to become Master Mariner on both tanker and dry cargo vessels.  Captain Dienis is a graduate of the National Marine Academy of Aspropyrgos, holds a Captain License Class A, and in 2005 received a diploma in ship management from Lloyd’s Maritime Academy.  Captain Dienis reports to Captain Ian Blackley, Senior Vice President and Head of International Shipping Operations.

Commenting on the management announcements, Morten Arntzen, President and CEO said, “These promotions underscore our unwavering commitment to best-in-class operations and highlight the depth of management talent we have in the Company.  Both Bill and Janice have proven track records of managing complex, mission-critical projects with multiple constituents based around the world.  George and his team based in Athens have been instrumental in ensuring our product fleet operates to OSG’s standards and meets our customer’s highest expectations.  All three are key members of the management team and are helping to deliver on our strategy of prudent growth and operational excellence.”

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About OSG
Overseas Shipholding Group, Inc. (NYSE: OSG), a Dow Jones Transportation Index company, is one of the largest publicly traded tanker companies in the world.  As a market leader in global energy transportation services for crude oil, petroleum products and gas in the U.S. and International Flag markets, OSG is committed to setting high standards of excellence for its quality, safety and environmental programs.  OSG is recognized as one of the world’s most customer-focused marine transportation companies and is headquartered in New York City, NY.  More information is available at www.osg.com.

Contact Information
For more information contact:  Jennifer L. Schlueter, Vice President Corporate Communications and Investor Relations, OSG Ship Management, Inc. at +1 212.578.1699.